EXHIBIT 4.10

AMENDMENT NO. 7
TO
MANHATTAN ASSOCIATES, INC.
STOCK INCENTIVE PLAN

     The Manhattan Associates, Inc. Stock Incentive Plan (the “Plan”) is hereby amended as follows:

     1.     Allocation of Authorized Shares. Section 3 of the Plan is hereby amended by adding the following at the end thereof: “Up to 5,000,000 of the Shares that may be issued pursuant to Stock Incentives under this Plan shall be issuable pursuant to Stock Incentives granted to employees of Manhattan Associates (India) Development Centre Private Limited, an Indian subsidiary of the Company (“Manhattan Associates India”). No Employee or Key Person shall receive Options and Stock Appreciation Rights for more than 5,000,000 Shares in any 12-month period.”

     2.     Eligibility. Section 6 of the Plan is hereby amended by adding the following at the end thereof: “The employees of Manhattan Associates India are covered under the Plan with effect from February 7, 2003.”

     3.     Stock Option Terms. Section 7.2(a) of the Plan is hereby amended by deleting the last sentence thereof and replacing it with the following: “If a Stock Incentive is a Non-ISO, the Exercise Price for each Share shall be no less than the Fair Market Value on the date the Non-ISO is granted.”

     4.     Copies of Plan. The Plan is hereby amended by adding a new Section 14.6 after Section 14.5 which reads as follows:

“14.6 Copies of Plan. This document may be produced to the income tax authorities and other regulatory authorities in India as per the applicable laws and rules framed by the respective authorities having jurisdiction in the matter of the grant of Stock Incentives under the Plan to the employees of Manhattan Associates India.”

     5.     Effect on Plan. The Plan as amended hereby is ratified and approved in full and shall remain in full force and effect.

     6.     Effective Date. The effective date of this Amendment shall be February 7, 2003. Any Stock Incentives granted under the Plan as amended hereby before the date of such approval automatically shall be granted subject to such approval.

     7.     Miscellaneous. Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.

     IN WITNESS WHEREOF, the Company has caused this Amendment No. 7 to the Manhattan Associates, Inc. Stock Incentive Plan to be executed on the Effective Date.

MANHATTAN ASSOCIATES, INC.
Attest:

/s/ David K. Dabbiere	By:	/s/ Richard M. Haddrill

David K. Dabbiere Secretary		Richard M. Haddrill President and Chief Executive Officer